AMENDMENT NO. 1 TO

STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of the 16th  day of December 2019 (the “Effective Date”) by and between Axim Biotechnologies, Inc., a Nevada corporation (the “Company”), and Cross & Company, a Nevada corporation (the “Purchaser”).

RECITALS

WHEREAS, on September 14, 2017, the Securities and Exchange Commission (the “SEC”) declared effective the Company’s Registration Statement on Form S-3, filed by the Company on August 24, 2017 (the “Registration Statement”);

WHEREAS, on April 18, 2018, the Company filed a related Prospectus and Prospectus Supplement with the SEC covering the Stock Purchase Agreement, dated April 16, 2018 by and between the Company and Purchaser, pursuant to which the Company agreed to issue and sell and the Purchaser agreed to purchase shares of common stock pursuant to the Registration Statement (the “S-3 Shares”), through various purchases, having an Unadjusted Purchase Price (as defined in the Agreement) of up to $50 million in the aggregate (not to exceed the number of S-3 shares available under the Registration Statement), according to the terms and subject to the conditions set forth therein.

WHEREAS, the Company and the Purchaser desire to amend the terms of the Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration for the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

 AGREEMENT

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to such term as set forth in the Agreement.

2. Amendment to Section 1(c). Section 1(c) of the Agreement shall be deleted in its entirety and shall be replaced with the following:

“Adjusted Purchase Price; True-Up Payment. If the Adjusted Purchase Price (as defined below) of the S-3 Shares sold to Purchaser pursuant to any particular Notice of Intent is less than the Unadjusted Purchase Price for such S-3 Shares, the Company shall (subject to Section 1((d) refund and pay to the Purchaser, in cash, the amount that the Unadjusted Purchase Price is greater than the Adjusted Purchase Price (the “True-Up Payment”). Notwithstanding the foregoing, in any Adjustment Period (as defined below) for which the lowest trading price is less than 50% of the Unadjusted Purchase Price, then the True-Up Payment shall be limited to the greater of (i) an amount that when added to the Total Net Proceeds realized by Purchaser from the sale of the S-3 Shares acquired pursuant to any particular Notice (that are subject to a True-Up Payment) is equal to 150% of the Unadjusted Purchase Price for the S-3 Shares applicable to the True-Up Payment, or (ii) an amount that when added to the Total Net Proceeds realized by Purchaser from the sale of the S-3 Shares acquired pursuant to any particular Notice (that are subject to a True-Up Payment) is equal to 100% plus 1%, for each trading day in the Adjustment Period (as defined below), of the Unadjusted Purchase Price for the S-3 Shares applicable to the True-Up Payment. For purposes of this Agreement, “Total Net Proceeds” shall mean the gross proceeds received by Purchaser from the sale of the applicable S-3 Shares less brokerage fees. If the Adjusted Purchase Price is greater than the Unadjusted Purchase Price, there shall be no True-Up Payment due from the Company to the Purchaser and no payment due from the Purchaser to the Company.

The “Adjusted Purchase Price” shall be equal to 92.5% of the lowest trading price of the Company’s common stock during the Adjustment Period times the number of S-3 Shares purchased under the particular Notice of Intent for which the Adjusted Purchase Price is being determined.

The “Adjustment Period” shall mean the greater of (i) sixty (60) trading days following DWAC receipt by Purchaser of S-3 Shares purchased pursuant to any particular Notice, or (ii) the number of trading days that is equal to 150% of the number of S-3 Shares (or True-Up S-3 Shares) under the particular Notice of Intent for which the Adjusted Purchase Price is being determined divided by 25% of the trailing average daily trading volume for the twenty (20) trading days prior to DWAC receipt by Purchaser of S-3 Shares purchased pursuant to any particular Notice (rounded to the nearest whole number). If any Notice is delivered to Purchaser prior to the date on which the sale of all of the S-3 Shares (or True-Up Shares) pursuant to any prior Notice has been completed, then the unsold S-3 Shares (or True-Up Shares) of the new Notice shall be added to the S-3 Shares being acquired pursuant to the new Notice for purposes of determining the Adjustment Period applicable to the new Notice. Notwithstanding the foregoing, if there is any trading halt in the Company's common stock, the Adjustment Period shall be extended by one day for each day, or partial day, that the halt has been in effect. Within one (1) trading day following the Adjustment Period, Purchaser and the Company shall determine the amount of True-Up Payment due, if any.”

3. Limited Effect. Except as expressly amended and modified by this Amendment, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith or herewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

4. Counterparts. This Amendment may be executed in one or more counterparts (including by means of facsimile or portable document format (PDF)), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

5.Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment is hereby executed as of the date first above written.

COMPANY

AXIM BIOTECHNOLOGIES, INC.

By:	/s/ John W. Huemoeller II
John W. Huemoeller II,
CEO

“PURCHASER”

CROSS & COMPANY

By:	/s/ James R. Arabia
James R. Arabia,
President